ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated December 18, 2012

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $• linked to the common stock of Citigroup Inc. due on or about December 31, 2013

UBS AG $• linked to the common stock of CSX Corporation due on or about December 31, 2013

UBS AG $• linked to the common stock of Southwestern Energy Corporation due on or about December 31, 2013

UBS AG $• linked to the common stock of V.F. Corporation due on or about December 31, 2013

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the common stock of a specific company (the “underlying stock”). UBS will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities early if the closing price of the underlying stock on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the final price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the final price of the underlying stock is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying stock over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying stock on any quarterly observation date is greater than or equal to the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity and no further amounts will be owed under the Securities.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying stock does not close below the trigger price on the final valuation date, UBS will repay your principal amount per Security at maturity. If the price of the underlying stock closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying stock from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	December 27, 2012
Settlement Date**	December 31, 2012
Observation Dates	Quarterly (see page 4)
Final Valuation Date	December 24, 2013
Maturity Date	December 31, 2013

*	Expected. See page 4 for additional details.

**	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-16 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These preliminary terms relate to four separate Securities we are offering. Each of the four Securities is linked to the common stock of a different company and each of the four Securities has a different contingent coupon rate, initial price, trigger price and coupon barrier. The contingent coupon rate, initial price, trigger price and coupon barrier for each of the Securities will be set on the trade date. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Stocks	Stock Ticker	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common stock of Citigroup Inc.	C	9.50% to 12.00% per annum	$•	75% of the Initial Price	75% of the Initial Price	90269X120	US90269X1202
Common stock of CSX Corporation	CSX	8.65% to 10.65% per annum	$•	80% of the Initial Price	80% of the Initial Price	90269X138	US90269X1384
Common stock of Southwestern Energy Corporation	SWN	9.00% to 11.25% per annum	$•	70% of the Initial Price	70% of the Initial Price	90269X112	US90269X1129
Common stock of V.F. Corporation	VFC	8.00% to 10.00% per annum	$•	80% of the Initial Price	80% of the Initial Price	90269X882	UX90269X8828

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Citigroup Inc.	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common stock of CSX Corporation	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common stock of Southwestern Energy Corporation	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the common stock of V.F. Corporation	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS Product Supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011468/d281730d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to four different Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦	You believe the closing price of the underlying stock will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦

You would be willing to invest in the Securities if the applicable contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate for such offering of the Securities, as specified on the cover hereof (the actual contingent coupon rate will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You are willing to forgo dividends paid on the underlying stock and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦

You believe that the price of the underlying stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦

You would be unwilling to invest in the Securities if the applicable contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate for such offering of the Securities, as specified on the cover hereof (the actual contingent coupon rate will be determined on the trade date for each offering of the Securities and will be specified in the applicable pricing supplement).

♦	You prefer to receive the dividends paid on the underlying stock and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 12 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this free writing prospectus.
Contingent Coupon

If the closing price of the underlying stock is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing price of the underlying stock is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each observation date, coupon payment date and a hypothetical contingent coupon amount for each Security that would be applicable to each observation date on which the closing price of the underlying stock is greater than or equal to the coupon barrier. The actual contingent coupons will be based upon the applicable contingent coupon rate, which will be determined on the trade date. The table below assumes a contingent coupon rate of (i) 10.75% per annum for Securities linked to the common stock of Citigroup Inc., (ii) 9.65% per annum for Securities linked to the common stock of CSX Corporation, (iii) 10.125% per annum for Securities linked to the common stock of Southwestern Energy Corporation and (iv) 9.00% per annum for Securities linked to the common stock of V.F. Corporation. Actual amounts will be determined on the trade date; amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)

Observation Dates(1)	Coupon Payment Dates(2)	Citigroup Inc.	CSX Corporation	Southwestern Energy Corporation	V.F. Corporation
March 26, 2013	March 28, 2013	$0.2688	$0.2413	$0.2531	$0.2250
June 26, 2013	June 28, 2013	$0.2688	$0.2413	$0.2531	$0.2250
September 26, 2013	September 30, 2013	$0.2688	$0.2413	$0.2531	$0.2250
December 24, 2013	December 31, 2013	$0.2688	$0.2413	$0.2531	$0.2250

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying stock is less than the coupon barrier.

Contingent Coupon Rate	The contingent coupon rate is expected to be between (i) 9.50% to 12.00% per annum for Securities linked to the common stock of Citigroup Inc., (ii) 8.65% to 10.65% per annum for Securities linked to the common stock of CSX Corporation, (iii) 9.00% to 11.25% per annum for Securities linked to the common stock of Southwestern Energy Corporation and (iv) 8.00% to 10.00% per annum for Securities linked to the common stock of V.F. Corporation. Actual contingent coupon rate for each Security will be determined on the trade date.
Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying stock on any observation date is equal to or greater than the initial price.

If the Securities are called on any observation date, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Coupon Barrier	A percentage of the initial price of the underlying stock, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Initial Price	The closing price of the underlying stock on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying stock on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying stock. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying stock is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying stock is above the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying stock on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying stock is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying stock — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying stock’s risk of decline, even though you are not able to participate in any potential appreciation in the price of the underlying stock. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the trade date that the price of such underlying stock could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying stock’s volatility can change significantly over the term of the Securities. The price of the underlying stock for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the initial price on any observation date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of such underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Securities. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “Citigroup Inc.,” “CSX Corporation,” “Southwestern Energy Corporation” and “V.F. Corporation” in this free writing prospectus and the respective underlying stock issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying stock issuer with the SEC.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying stock — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between the respective underlying stock issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying stock issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying stock issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying stock and the underlying stock issuer. You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities. The underlying stock issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the initial price, the coupon barrier and trigger price applicable to such underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of an underlying stock becomes subject to (i) a corporate event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-35 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock, may adversely affect the market price of the underlying stock and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying stock to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.15 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months
Initial Price:	$30.00
Contingent Coupon Rate*:	10.00% per annum (or 2.50% per quarter)
Contingent Coupon:	$0.25 per quarter
Observation Dates:	Quarterly
Trigger Price:	$22.50 (which is 75% of the Initial Price)
Coupon Barrier:	$22.50 (which is 75% of the Initial Price)

*	The actual contingent coupon rate may be greater or less than the amounts shown above in which case your potential return on the Securities may be greater or less than the returns shown in the examples below.

Example 1 — Securities are Called on the First Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$35.00 (at or above Initial Price)	$10.25 (Settlement Amount)
	Total Payment:	$10.25 (2.50% return)

Since the Securities are called on the first observation date, UBS will pay you on the call settlement date a total of $10.25 per Security reflecting your principal amount plus the applicable contingent coupon for a 2.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$27.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Second Observation Date	$28.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Third Observation Date	$35.00 (at or above Initial Price)	$10.25 (Settlement Amount)
	Total Payment:	$10.75 (7.50% return)

Since the Securities are called on the third observation date, UBS will pay you on the call settlement date a total of $10.25 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.50 received in respect of prior observation dates, UBS will have paid you a total of $10.75 per Security for a 7.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is at or above the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$25.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Second Observation Date	$20.00 (below Coupon Barrier)	$0.00
Third Observation Date	$15.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$23.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.25 (Payment at Maturity)

	Total Payment	$10.50 (5.00% return)

At maturity, UBS will pay you a total of $10.25 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.25 received in respect of prior observation dates, UBS will have paid you a total of $10.50 per Security for a 5.00% total return on the Securities.

Example 4 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$25.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Second Observation Date	$24.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Third Observation Date	$23.00 (at or above Coupon Barrier; below Initial Price)	$0.25 (Contingent Coupon)
Final Valuation Date	$12.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)

	Total Payment	$4.75 (-52.50% return)

Since the Securities are not called and the final price of the underlying stock is below the trigger price, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.75 received in respect of prior observation dates, UBS will have paid you $4.75 per Security for a loss on the Securities of 52.50%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Stocks

All disclosures contained in this free writing prospectus regarding each underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Included on the following pages is a brief description of each underlying stock issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying stock. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first, second and third calendar quarters of 2012, where available. Partial data is provided for the fourth calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying stock as an indication of future performance.

Each of the underlying stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each issuer of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a global diversified financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services. Citigroup has approximately 200 million customer accounts and does business in approximately 160 countries. Citigroup operates through two primary business segments: Citicorp, consisting of its Regional Consumer Banking businesses and Institutional Clients Group; and Citi Holdings, consisting of its Brokerage and Asset Management, Local Consumer Lending, and Special Asset Pool. Citicorp is Citigroup’s global bank for consumers and businesses, and represents its core franchise. Citicorp is present in nearly 100 countries and offers services in over 160 countries and jurisdictions. Citigroup’s Institutional Clients Groups provides corporate, institutional, public sector and high-net-worth clients with a range of products and services, including cash management, trade finance and services, securities services, trading, underwriting, lending and advisory services. Information filed by Citigroup with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is http://www.citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Citi’s common stock, based on the daily closing prices on the primary exchange for Citi. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Citi’s common stock on December 17, 2012 was $39.15. The actual initial price will be the closing price of Citi’s common stock on the trade date. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008		3/31/2008		$296.90	$186.20	$214.20
4/1/2008		6/30/2008		$268.10	$167.60	$167.60
7/1/2008		9/30/2008		$211.20	$140.30	$205.10
10/1/2008		12/31/2008		$230.00	$37.70	$67.10
1/2/2009		3/31/2009		$74.60	$10.20	$25.30
4/1/2009		6/30/2009		$40.20	$26.80	$29.70
7/1/2009		9/30/2009		$52.30	$25.90	$48.40
10/1/2009		12/31/2009		$50.00	$32.00	$33.10
1/4/2010		3/31/2010		$43.10	$31.50	$40.50
4/1/2010		6/30/2010		$49.70	$36.30	$37.60
7/1/2010		9/30/2010		$43.00	$36.60	$39.00
10/1/2010		12/31/2010		$48.10	$39.50	$47.30
1/3/2011		3/31/2011		$51.30	$43.90	$44.20
4/1/2011		6/30/2011		$46.00	$36.81	$41.64
7/1/2011		9/30/2011		$42.88	$23.96	$25.62
10/3/2011		12/30/2011		$34.17	$23.11	$26.31
1/3/2012		3/30/2012		$38.08	$28.17	$36.55
4/2/2012		6/29/2012		$36.87	$24.82	$27.41
7/2/2012		9/28/2012		$34.79	$25.24	$32.72
10/1/2012	*	12/17/2012	*	$39.15	$32.75	$39.15

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through December 17, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of Citi’s common stock from January 3, 2000 through December 17, 2012, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $29.36, which is equal to 75% of the closing price on December 17, 2012. The actual coupon barrier and trigger price will be based on the closing price of Citi’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

CSX Corporation

According to publicly available information, CSX Corporation (“CSX”) is a transportation supplier. CSX provides rail-based transportation services, including rail service and the transport of intermodal containers and trailers. CSX’s principal operating company, CSX Transportation, Inc., provides a link to the transportation supply chain through its approximately 21,000 mile rail network, which serves major population centers in 23 states east of the Mississippi River, the District of Columbia, and the Canadian provinces of Ontario and Quebec. It serves over 70 ocean, river and lake ports along the Atlantic and Gulf Coasts, the Mississippi River, the Great Lakes and the St. Lawrence Seaway. In addition to CSX Transportation, the rail segment includes non-railroad subsidiaries Total Distribution Services, Inc., Transflo Terminal Services, Inc., CSX Technology, Inc. and other subsidiaries. Information filed by CSX with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08022, or its CIK Code: 0000277948. CSX’s website is http://www.csx.com. CSX’s common stock is listed on the New York Stock Exchange under the ticker symbol “CSX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for CSX’s common stock, based on the daily closing prices on the primary exchange for CSX. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of CSX’s common stock on December 17, 2012 was $19.91. The actual initial price will be the closing price of CSX’s common stock on the trade date. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008		3/31/2008		$19.14	$13.44	$18.69
4/1/2008		6/30/2008		$23.02	$18.77	$20.94
7/1/2008		9/30/2008		$22.89	$17.67	$18.19
10/1/2008		12/31/2008		$17.69	$10.18	$10.82
1/2/2009		3/31/2009		$12.23	$6.97	$8.62
4/1/2009		6/30/2009		$12.17	$8.85	$11.54
7/1/2009		9/30/2009		$16.06	$10.42	$13.95
10/1/2009		12/31/2009		$16.80	$13.88	$16.16
1/4/2010		3/31/2010		$17.46	$14.11	$16.97
4/1/2010		6/30/2010		$19.17	$16.22	$16.54
7/1/2010		9/30/2010		$18.71	$15.82	$18.44
10/1/2010		12/31/2010		$21.54	$18.15	$21.54
1/3/2011		3/31/2011		$26.67	$21.80	$26.20
4/1/2011		6/30/2011		$26.46	$24.30	$26.22
7/1/2011		9/30/2011		$27.01	$18.59	$18.67
10/3/2011		12/30/2011		$23.11	$18.39	$21.06
1/3/2012		3/30/2012		$23.68	$20.16	$21.52
4/2/2012		6/29/2012		$22.69	$20.32	$22.36
7/2/2012		9/28/2012		$23.39	$20.75	$20.75
10/1/2012	*	12/17/2012	*	$21.63	$19.01	$19.91

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through December 17, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of CSX’s common stock from January 3, 2000 through December 17, 2012, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $15.93, which is equal to 80% of the closing price on December 17, 2012. The actual coupon barrier and trigger price will be based on the closing price of CSX’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Southwestern Energy Corporation

According to publicly available information, Southwestern Energy Company (“Southwestern”) is an independent energy company engaged in natural gas and oil exploration, development and production. Southwestern’s primary business is the exploration for and production of natural gas and oil, with its current operations being focused within the United States on development of an unconventional gas reservoir located on the Arkansas side of the Arkoma Basin, which it refers to as the Fayetteville Shale play. It is also engaged in exploration and production activities in Texas, Pennsylvania and Oklahoma. Southwestern conducts its exploration and production operations through its wholly owned subsidiaries, SEECO, Inc. (“SEECO”), Southwestern Energy Production Company (“SEPCO”) and SWN Resources Canada, Inc. Information filed by Southwestern with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08246, or its CIK Code: 0000007332. Southwestern’s website is http://www.swn.com. Southwestern’s common stock is listed on the New York Stock Exchange under the ticker symbol “SWN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Southwestern’s common stock, based on the daily closing prices on the primary exchange for Southwestern. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Southwestern’s common stock on December 17, 2012 was $33.12. The actual initial price will be the closing price of Southwestern’s common stock on the trade date. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008		3/31/2008		$34.07	$24.82	$33.69
4/1/2008		6/30/2008		$48.69	$33.77	$47.61
7/1/2008		9/30/2008		$48.53	$27.91	$30.54
10/1/2008		12/31/2008		$37.22	$20.81	$28.97
1/2/2009		3/31/2009		$34.14	$25.99	$29.69
4/1/2009		6/30/2009		$45.65	$30.01	$38.85
7/1/2009		9/30/2009		$45.08	$35.39	$42.68
10/1/2009		12/31/2009		$50.62	$40.28	$48.20
1/4/2010		3/31/2010		$51.65	$37.70	$40.72
4/1/2010		6/30/2010		$44.99	$35.86	$38.64
7/1/2010		9/30/2010		$38.83	$31.44	$33.44
10/1/2010		12/31/2010		$38.45	$32.73	$37.43
1/3/2011		3/31/2011		$43.49	$36.12	$42.97
4/1/2011		6/30/2011		$43.86	$38.02	$42.88
7/1/2011		9/30/2011		$49.00	$33.33	$33.33
10/3/2011		12/30/2011		$44.21	$31.94	$31.94
1/3/2012		3/30/2012		$35.60	$29.06	$30.60
4/2/2012		6/29/2012		$32.46	$25.82	$31.93
7/2/2012		9/28/2012		$35.76	$30.55	$34.78
10/1/2012	*	12/17/2012	*	$36.60	$32.93	$33.12

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through December 17, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of Southwestern’s common stock from January 3, 2000 through December 17, 2012, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $23.18, which is equal to 70% of the closing price on December 17, 2012. The actual coupon barrier and trigger price will be based on the closing price of Southwestern’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

V.F. Corporation

According to publicly available information, V.F. Corporation (“VF”) is a global apparel company based in the United States. VF designs and manufactures or sources from independent contractors a variety of apparel and footwear for all ages. VF is a diversified apparel company across brands, product categories, channels of distribution and geographies. VF owns a portfolio of brands in the jeanswear, outerwear, packs, footwear, sportswear and occupational apparel categories. These products are marketed to consumers shopping in specialty stores, upscale and traditional department stores, national chains and mass merchants. Products are marketed primarily under VF-owned brand names. VF is also engaged in travel gear, backpacks and technical outdoor equipment, and in occupational apparel. VF products are also sold in many countries through independent licensees and distributors. VF’s business segments include Outdoor & Action Sports, Jeanswear, Imagewear, Sportswear and Contemporary Brands. Information filed by VF with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05256, or its CIK Code: 0000103379. VF’s website is http://www.vfc.com. VF’s common stock is listed on the New York Stock Exchange under the ticker symbol “VFC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for VF’s common stock, based on the daily closing prices on the primary exchange for VF. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of VF’s common stock on December 17, 2012 was $151.11. The actual initial price will be the closing price of VF’s common stock on the trade date. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008		3/31/2008		$82.06	$63.79	$77.51
4/1/2008		6/30/2008		$79.14	$69.74	$71.18
7/1/2008		9/30/2008		$84.34	$69.72	$77.31
10/1/2008		12/31/2008		$76.30	$39.88	$54.77
1/2/2009		3/31/2009		$59.08	$47.65	$57.11
4/1/2009		6/30/2009		$68.92	$54.04	$55.35
7/1/2009		9/30/2009		$73.20	$53.53	$72.43
10/1/2009		12/31/2009		$78.49	$69.16	$73.24
1/4/2010		3/31/2010		$80.99	$71.41	$80.15
4/1/2010		6/30/2010		$87.26	$71.18	$71.18
7/1/2010		9/30/2010		$81.88	$69.91	$81.02
10/1/2010		12/31/2010		$89.32	$78.76	$86.18
1/3/2011		3/31/2011		$99.17	$81.34	$98.53
4/1/2011		6/30/2011		$108.66	$91.77	$108.56
7/1/2011		9/30/2011		$130.26	$103.88	$121.52
10/3/2011		12/30/2011		$141.04	$118.22	$126.99
1/3/2012		3/30/2012		$151.35	$129.67	$145.98
4/2/2012		6/29/2012		$155.71	$133.45	$133.45
7/2/2012		9/28/2012		$164.33	$131.32	$159.36
10/1/2012	*	12/17/2012	*	$168.86	$147.44	$151.11

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through December 17, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of VF’s common stock from January 3, 2000 through December 17, 2012, based on information from Bloomberg. The dotted line represents a hypothetical coupon barrier and trigger price of $120.89, which is equal to 80% of the closing price on December 17, 2012. The actual coupon barrier and trigger price will be based on the closing price of VF’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying stock. If your Securities are so treated, you should generally recognize short-term capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent coupon) and the amount you paid for your Securities. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss, is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withhold.

The Issuer and other financial institutions through which payments on the Securities are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any Securities which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA.

The Issuer is a foreign financial institution (“FFI”) for the purposes of FATCA. If the Issuer agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., the Issuer is a “Participating FFI”) then withholding may be triggered if: (i) the Issuer has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of the Issuer, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Securities is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.